SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  February 25, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued February 25, 1997. The relevant portion of the text of that release was as follows.
(*) Indicates registered trademark

FDA ADVISORY PANEL RECOMMENDS CLEARANCE
OF ALBUNEX* ULTRASOUND IMAGING AGENT
FOR USE IN DIAGNOSING FALLOPIAN TUBE PATENCY

ST. LOUIS, Mo., February 25, 1997 -- Mallinckrodt Inc. (NYSE:MKG) announced today that the Radiology Device Advisory Panel of the U. S. Food and Drug Administration (FDA) has voted 7-0 to recommend clearance of ALBUNEX* [albumin (human), 5%, sonicated], an ultrasound imaging agent, for use in infertility diagnosis in women. The vote came yesterday during an advisory panel meeting in Washington. The specific use voted on by the panel is for diagnosing fallopian tube patency, which refers to the extent to which the fallopian tube is open or obstructed.
     "We are delighted with the vote of the panel," said Neal L. Muhilly, imaging vice president-ultrasound for Mallinckrodt. "A contrast-enhanced ultrasound procedure for diagnosing fallopian tube patency offers a number of significant advantages to women. It is a minimally invasive, non-surgical option versus laparoscopy. Additionally, there would be no exposure to radiation as with an HSG exam. Finally, the contrast-enhanced ultrasound procedure can be performed in the privacy of a physician's office under the control of the woman's gynecologist or reproductive endocrinologist".
     ALBUNEX* is a product of  Molecular Biosystems, Inc.
Mallinckrodt is the marketer of the product and also has been responsible for conducting the clinical trials of ALBUNEX* for the indication of diagnosing fallopian tube patency.
     ALBUNEX* is the first ultrasound contrast agent cleared for use in the United States. Its current indication is for the diagnosis of cardiac disorders.
     Molecular Biosystems, based in San Diego, Calif., is a world leader in the development of ultrasound contrast agents for medical imaging. Its shares are listed on the New York Stock Exchange under the symbol "MB".
     Mallinckrodt is a dynamic, international growth company serving specialty markets in human healthcare and chemicals and is dedicated to improving healthcare and chemistry. Mallinckrodt is a major producer of analgesic pharmaceuticals, diagnostic imaging agents, medical devices, catalysts, and laboratory and microelectronic chemicals. The St. Louis-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site can be found at (www.mallinckrodt.com)
                              # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  February 25, 1997